Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF SUBURBAN

On April 25, 2012, Suburban entered into a Contribution Agreement, as amended on June 15, 2012, July 6, 2012 and July 19, 2012 (the “Contribution Agreement”), with Inergy, L.P., a Delaware limited partnership (“Inergy”), Inergy GP, LLC, a Delaware limited liability company (“NRGY GP”), and Inergy Sales & Service, Inc., a Delaware corporation (“Inergy Sales”).

The Contribution Agreement provides that Inergy and NRGY GP will contribute to Suburban 100% of the limited liability company interests (the “Inergy Propane Interests”) in Inergy Propane, LLC, a Delaware limited liability company, which at the closing of the transaction will hold only the following interests: (i) 100% of the limited partner interests in Liberty Propane, L.P., a Delaware limited partnership (“Liberty Propane”), which in turn owns 100% of the limited liability company interests in Liberty Propane Operations, LLC, a Delaware limited liability company (“Liberty Operations”); and (ii) 100% of the limited liability company interests in Liberty Propane GP, LLC, a Delaware limited liability company (“Liberty Propane GP”), which in turn owns 100% of the general partner interest in Liberty Propane (collectively with the Inergy Propane Interests, these interests are referred to herein as the “Acquired Interests”). Inergy will also contribute certain assets of Inergy Sales to Suburban (the “Acquired Assets”). Prior to the closing date of the Inergy Propane Acquisition, certain subsidiaries of Inergy Propane, LLC, which will not be contributed pursuant to the Contribution Agreement, will be distributed by Inergy Propane, LLC to Inergy. Following the closing of the Inergy Propane Acquisition (as defined below), Inergy Propane, Liberty Propane, Liberty Operations and Liberty Propane GP will be indirect wholly-owned subsidiaries of Suburban.

Upon contribution, transfer, assignment, and delivery of the Acquired Interests and Acquired Assets to Suburban, Suburban will issue and deliver to Inergy and Inergy Sales, as consideration in connection with the Inergy Propane Acquisition, subject to certain adjustments, an aggregate of up to 14,200,422 newly issued Suburban common units (the “Equity Consideration”). The Equity Consideration consists of (i) the “Initial Equity Consideration” which is equal to 13,892,587 Suburban common units, and (ii) the “Additional Equity Consideration” which is equal to a number of Suburban common units determined by dividing (a) the Inergy Cash Consideration (as defined below) by (b) $42.50, rounded to the nearest whole Suburban common unit. As of July 26, 2012, the aggregate amount of Additional Equity Consideration shall not exceed 307,835 Suburban common units. Inergy Sales will distribute any and all Suburban common units it receives in connection with the Inergy Propane Acquisition to Inergy. Thereafter, in connection with the Inergy Propane Acquisition and pursuant to the Contribution Agreement, Inergy will distribute ninety-nine percent (99%) of any and all Equity Consideration received to its unitholders and will retain one percent (1%) of any and all Equity Consideration.

Pursuant to the Contribution Agreement, Suburban and its wholly-owned subsidiary Suburban Energy Finance Corp. commenced a private offer to exchange (the “Exchange Offers”) any and all of the outstanding unsecured 7% Senior Notes due 2018 (the “2018 Inergy Notes”) and 6 7/8% Senior Notes due 2021 (the “2021 Inergy Notes”, and together with the 2018 Inergy Notes, the “Inergy Notes”) issued by Inergy and Inergy Finance Corp., which have an aggregate principal amount outstanding of $1.2 billion, for a combination of up to $1.0 billion in aggregate principal amount of new unsecured 7 1/2% Senior Notes due 2018 and 7 3/8% Senior Notes due 2021, respectively, issued by Suburban and Suburban Energy Finance Corp. (collectively, the “SPH Notes”) and up to $200.0 million in cash to be paid to tendering noteholders (the “Exchange Offer Cash Consideration”). Pursuant to the Contribution Agreement, we must pay Inergy the difference, if any, between $200.0 million and the Exchange Offer Cash Consideration paid in accordance with the terms of the Exchange Offers (such payment, the “Inergy Cash Consideration”). Suburban will satisfy the Inergy Cash Consideration solely by delivering to Inergy the Additional Equity Consideration.

The Contribution Agreement provides that Suburban will offer $65.0 million in aggregate cash consent payments in connection with the Exchange Offers and that Inergy will pay $36.5 million to Suburban in cash at the acquisition closing date.

As of July 26, 2012, at 5:00 p.m. New York City time, Suburban had received tenders from holders representing approximately 98.09% of the total outstanding principal amount of the 2018 Inergy Notes, and tenders and consents from holders representing approximately 99.73% of the total outstanding principal amount of the 2021 Inergy Notes. The minimum tender condition has been satisfied with respect to the Exchange Offers and requisite consents have been received for both series of Inergy Notes. Based on the results of the Exchange Offers as of July 26, 2012, the Inergy Cash Consideration due to Inergy was approximately $13.1 million. The Inergy Cash Consideration will be satisfied by the issuance of the Additional Equity Consideration. The Exchange Offers expire on August 1, 2012, at 12:01 a.m. New York City time (the “Expiration Date”), subject to extension. Any additional tenders received prior to the Expiration Date (as it may be extended) will increase the Exchange Offer Cash Consideration paid to tendering noteholders and decrease the Inergy Cash Consideration. Accordingly, because the Inergy Cash Consideration will be satisfied solely through issuance of Additional Equity Consideration, any decrease in the Inergy Cash Consideration will reduce the number of Suburban common units issued as Additional Equity Consideration. Assuming that no additional tenders are received pursuant to the Exchange Offers subsequent to the date hereof, Inergy (i) will receive 14,200,422 Suburban common units, (ii) will subsequently distribute 14,058,418 of such Suburban common units to its unitholders as of the Record Date, pro rata, and (iii) will retain 1% of such common units, or 142,004 Suburban common units.

The transactions described above that are contemplated by the terms of the Contribution Agreement are referred to herein as the “Inergy Propane Acquisition.” The Acquired Interests and Acquired Assets are collectively referred to herein as “Inergy Propane.”

As of July 26, 2012, the preliminary fair value of the purchase price for Inergy Propane was $1,832.5 million, consisting of: (i) $1.0 billion of newly issued SPH Notes and $184.7 million in cash to Inergy noteholders pursuant to the Exchange Offers; (ii) $65.0 million in cash to the Inergy noteholders for the consent payments pursuant to the Consent Solicitations; and (iii) $619.3 million of new Suburban common units, which will be distributed to Inergy and Inergy Sales, all but $6.2 million of which will subsequently be distributed by Inergy to its unitholders. The preliminary fair value of the purchase price is net of the $36.5 million of cash to be received from Inergy upon closing of the Inergy Propane Acquisition pursuant to the Contribution Agreement Amendment.

On April 25, 2012, we entered into a commitment letter (the “Bank Commitment Letter”) with certain of our lenders who are party to the Credit Agreement (as defined herein) pursuant to which such lenders committed to provide (i) in the aggregate, subject to the satisfaction of certain conditions precedent, up to $250.0 million senior secured 364-day incremental term loan facility (the “364-Day Facility”) and (ii) an increase in the aggregate, subject to the satisfaction of certain conditions precedent, of our existing revolving credit facility under the Credit Agreement from $250.0 million to $400.0 million (the “Commitment Increase”). We expect to draw $225.0 million on the 364-Day Facility on the Acquisition Closing Date, which, together with available cash, will be used for the purposes of paying (i) the Exchange Offer Cash Consideration, (ii) costs and fees related to the Exchange Offers, and (iii) costs and expenses related to the Inergy Propane Acquisition. We intend to repay such borrowings with an equity financing in the future, subject to market conditions. The following pro form financial information reflects borrowings of $225.0 million under the 364-Day Facility.

The following unaudited pro forma condensed combined financial information of Suburban has been prepared to illustrate the effect of the Inergy Propane Acquisition on us and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements and notes thereto of Suburban and Inergy Propane and should be read in conjunction with the:

•

audited annual financial statements and the accompanying notes of Suburban Propane Partners, L.P. for the fiscal year ended September 24, 2011, and the unaudited condensed consolidated financial statements and accompanying notes for the quarterly period ended March 24, 2012, both of which are included in this prospectus; and

•

audited historical financial statements and accompanying notes of Inergy Propane, LLC as of September 30, 2011 and 2010, and for each of the three years in the period ended September 30, 2011, and the unaudited interim historical financial statements and accompanying notes for the six months ended March 31, 2012 and 2011, both of which are included in this prospectus.

The historical consolidated financial information has been adjusted in the following unaudited pro forma condensed combined financial statements to give pro forma effect to events that are (1) directly attributable to the Inergy Propane Acquisition and related financing, (2) factually supportable, and (3) with respect to the statements of operations, are expected to have a continuing impact on the combined results of Suburban. Although Suburban has entered into the Contribution Agreement with Inergy, there is no guarantee that the Inergy Propane Acquisition will be completed in the manner contemplated or at all. The unaudited pro forma condensed combined statements of operations have been prepared assuming the Inergy Propane Acquisition had been completed on September 26, 2010, the first day of Suburban’s 2011 fiscal year. The unaudited pro forma condensed combined balance sheet has been prepared assuming the Inergy Propane Acquisition had been completed on March 24, 2012, the last day of Suburban’s 2012 second fiscal quarter. The unaudited pro forma condensed combined financial information has been adjusted with respect to certain aspects of the Inergy Propane Acquisition to reflect:

•

the consummation of the Inergy Propane Acquisition (including completion of the Exchange Offers assuming that no Inergy Notes are tendered subsequent to the consent date and $225.0 million of borrowings under the 364-Day Facility as described above);

•

exclusion of historical assets and liabilities of Inergy Propane, LLC not acquired or assumed as part of the Inergy Propane Acquisition and changes in certain revenues and expenses resulting from the exclusion of these assets and liabilities;

•

re-measurement of the assets and liabilities of Inergy Propane (as disclosed in more detail below) to record their preliminary estimated fair values at the date of the closing of the Inergy Propane Acquisition and adjustment of certain expenses resulting therefrom;

•	additional indebtedness, including, but not limited to, debt issuance costs and interest expense, incurred in connection with the exchange of Inergy Notes for the SPH Notes;

•	additional indebtedness, including, but not limited to, debt issuance costs and interest expense incurred in connection with borrowing under the 364-Day Facility;

•	no tax adjustments were made as Suburban is a publicly traded master limited partnership and has no substantial federal or state income tax liability.

The unaudited pro forma condensed combined financial information was prepared in accordance with the acquisition method of accounting. The pro forma information presented, including allocation of the purchase price, is based on preliminary estimates of fair values of assets acquired and liabilities assumed in connection with the Inergy Propane Acquisition. These preliminary estimates are based on available information and certain assumptions that may be revised as additional information becomes available.

The final purchase price allocation for the Inergy Propane Acquisition will be dependent upon the finalization of asset and liability valuations, which may depend in part on prevailing market rates and conditions, as well as the final form of financing that Suburban will utilize to effect the Inergy Propane Acquisition. Any final adjustments may be materially different from the preliminary estimates, and may result in a change to the unaudited pro forma condensed combined financial information presented in this prospectus.

We believe that the assumptions used to derive the unaudited pro forma condensed combined financial information are reasonable given the information available; however, such assumptions are subject to change and the effect of any such change could be material. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations that would have been reported had the Inergy Propane Acquisition been completed as of or for the periods presented, nor are they necessarily indicative of future results.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 24, 2012 (*)

(in thousands)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$96,202	$11,800	$(1,248)	$—	$(22,392)	$—	(6)	$84,362
Accounts receivable, less allowance for doubtful accounts	106,843	161,200	(80,138)			—		187,905
Inventories	67,287	88,300	(46,896)			—		108,691
Assets from price risk management activities	—	14,100	(14,100)			—		—
Other current assets	12,199	10,000	(8,050)		3,594	—	(7)	17,743

Total current assets	282,531	285,400	(150,432)	—	(18,798)	—		398,701
Property, plant and equipment, net	330,452	658,200	(185,817)			141,715	(8)	944,550
Other intangible assets, net	14,582	306,600	(4,646)			78,595	(9)	395,131
Receivable from Inergy Midstream, L.P.	—	300	(300)			—		—
Goodwill	277,651	336,500	(379)			418,647	(10)	1,032,419
Other assets	26,262	2,000	(1,463)		14,850	—	(11)	41,649

Total assets	$931,478	$1,589,000	$(343,037)	$—	$(3,948)	$638,957		$2,812,450

LIABILITIES AND PARTNERS’ CAPITAL/ MEMBER’S EQUITY
Current liabilities:
Accounts payable	$34,208	$114,100	$(113,509)	$(566)	$—	$—		$34,233
Accrued employment and benefit costs	14,832	—	—	2,607		—		17,439
Customer deposits and advances	34,968	26,800	—	4,046		—		65,814
Short term borrowings and current portion of long-term borrowings	—	4,200	(97)	(4,103)	225,000	—	(12)	225,000
Liabilities from price risk management activities	—	5,100	(5,100)			—		—
Other current liabilities	27,241	28,800	(18,473)	(1,984)		—		35,584

Total current liabilities	111,249	179,000	(137,179)	—	225,000	—		378,070
Long-term borrowings	348,277	12,500	(1,879)	(10,621)	1,000,000	—	(13)	1,348,277
Accrued insurance	41,218	—	—			—		41,218
Other liabilities	54,501	14,100	(14,100)	10,621		—		65,122

Total liabilities	555,245	205,600	(153,158)	—	1,225,000	—		1,832,687

Partners’ capital/member’s equity	376,233	1,383,400			603,530	(1,383,400	)(14)	979,763

Total liabilities and partners’ capital/member’s equity	$931,478	$1,589,000	$(153,158)	$—	$1,828,530	$(1,383,400)		$2,812,450

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30. Accordingly, the second fiscal quarter ended on March 24, 2012 for Suburban and March 31, 2012 for Inergy Propane.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 24, 2012 (*)

(in thousands, except per unit amounts)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
Revenues
Propane	$524,115	$928,600	$(423,046)	$—	$—	$—		$1,029,669
Fuel oil and other refined fuels	74,729	—	—	77,372		—		152,101
Other	58,668	291,700	(179,614)	(77,372)		—		93,382

	657,512	1,220,300	(602,660)	—	—	—		1,275,152
Costs and expenses
Cost of products sold	391,975	930,100	(562,228)			—		759,847
Operating and administrative expenses	163,688	146,400	(20,028)			—		290,060
Loss on disposal of assets	—	3,600	2			—		3,602
Depreciation and amortization	15,434	57,400	(21,872)			9,983	(15)	60,945

	571,097	1,137,500	(604,126)	—	—	9,983		1,114,454

Operating income	86,415	82,800	1,466	—	—	(9,983)		160,698
Loss on debt extinguishment	(507)	—	—			—		(507)
Interest expense, net	(13,263)	(600)	34		(43,915)	—	(16)	(57,744)
Other income	—	1,400	(1,293)			—		107

Income before (benefit from) provision for income taxes	72,645	83,600	207	—	(43,915)	(9,983)		102,554
(Benefit from) provision for income taxes	(160)	—	(43)			—		(203)

Net income (loss)	$72,805	$83,600	$250	$—	$(43,915)	$(9,983)		$102,757

Income per Common Unit — basic	$2.05							$2.06

Weighted average number of units outstanding — basic	35,588					14,201	(14)	49,789

Income per Common Unit — diluted	$2.03							$2.05

Weighted average number of units outstanding — diluted	35,808					14,201	(14)	50,009

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30. Accordingly, the second fiscal quarter ended on March 24, 2012 for Suburban and March 31, 2012 for Inergy Propane.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 24, 2011 (*)

(in thousands, except per unit amounts)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
Revenues
Propane	$929,492	$1,461,900	$(602,294)	$—	$—	$—		$1,789,098
Fuel oil and other refined fuels	139,572	—	—	128,300		—		267,872
Other	121,488	486,800	(294,082)	(128,300)		—		185,906

	1,190,552	1,948,700	(896,376)	—	—	—		2,242,876
Costs and expenses
Cost of products sold	678,719	1,424,100	(822,250)			—		1,280,569
Operating and administrative expenses	330,977	285,800	(28,713)			—		588,064
Severance charge	2,000	—	—			—		2,000
Loss on disposal of assets	—	10,800	113			—		10,913
Depreciation and amortization	35,628	117,200	(42,700)			18,809	(15)	128,937

	1,047,324	1,837,900	(893,550)	—	—	18,809		2,010,483

Operating income	143,228	110,800	(2,826)	—	—	(18,809)		232,393
Interest expense, net	(27,378)	(1,500)	100		(87,830)	—	(16)	(116,608)
Other income	—	200	—			—		200

Income before provision for income taxes	115,850	109,500	(2,726)	—	(87,830)	(18,809)		115,985
Provision for income taxes	884	500	(100)			—		1,284

Net income (loss)	$114,966	$109,000	$(2,626)	$—	$(87,830)	$(18,809)		$114,701

Income per Common Unit — basic	$3.24							$2.31

Weighted average number of units outstanding — basic	35,525					14,201	(14)	49,726

Income per Common Unit — diluted	$3.22							$2.30

Weighted average number of units outstanding — diluted	35,723					14,201	(14)	49,924

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands of dollars, except per unit data)

Note 1. The unaudited pro forma condensed combined financial information was prepared based on the preliminary valuation of the purchase price of $1,832,478 and allocation to the identifiable assets acquired and liabilities assumed. The purchase price was determined and allocated for accounting purposes as follows:

Consideration:
Cash consideration to Inergy noteholders pursuant to the Exchange Offers	$184,698
Cash consideration to Inergy noteholders for consent payment pursuant to the Consent Solicitations	65,000
SPH Notes issued to Inergy noteholders	1,000,000
Initial Equity Consideration (see Note 14)	605,856
Additional Equity Consideration (see Note 14)	13,425
Cash consideration from Inergy pursuant to the Contribution Agreement	(36,500)

$1,832,478

Preliminary purchase price allocation:
Current assets	$134,968
Property, plant and equipment	614,098
Other intangible assets	380,549
Goodwill	754,768
Other assets	537
Current liabilities	(41,821)
Non-current liabilities	(10,621)

$1,832,478

Pursuant to the Contribution Agreement, the purchase price is subject to adjustment for working capital and certain liabilities of Inergy Propane that are being assumed by Suburban in the Inergy Propane Acquisition. These liabilities consist primarily of non-interest bearing obligations due under non-competition agreements between Inergy Propane and the sellers of retail propane companies acquired by Inergy Propane in the past, as well as certain other accrued liabilities. The actual amounts of these adjustments will depend on the fair value of the working capital and the fair value of the assumed liabilities on the closing date of the Inergy Propane Acquisition.

In addition, on the closing date of the Inergy Propane Acquisition, Inergy will provide Suburban with cash in an amount equal to the amount of accrued and unpaid interest on the Inergy Notes through the closing date of the Inergy Propane Acquisition, which Suburban will distribute to the Inergy noteholders participating in the Exchange Offers on the Acquisition Closing Date.

Note 2. Represents the historical consolidated results of operations and financial position of Suburban.

Note 3. Represents the historical consolidated results of operations and financial position of Inergy Propane, LLC.

Note 4. Reflects the elimination of the historical consolidated results of operations, assets and liabilities of Inergy Propane not to be acquired by Suburban.

Note 5. Reflects reclassifications of amounts included on Inergy Propane’s financial statements to conform to Suburban’s presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands of dollars, except per unit data)

Note 6. Reflects pro forma adjustments to cash and cash equivalents as follows:

Gross proceeds from borrowings under 364-Day Facility	$225,000
Cash consideration from Inergy pursuant to the Contribution Agreement	36,500
Cash payments to Inergy noteholders pursuant to the Exchange Offers	(184,698)
Cash payments to Inergy noteholders for consent payment pursuant to the consent solicitations	(65,000)
Payment of debt origination costs	(18,444)
Payment of acquisition-related costs	(15,750)

$(22,392)

Note 7. Reflects pro forma adjustments to record estimated debt issuance costs in conjunction with the 364-Day Facility.

Note 8. Reflects pro forma adjustments to record property, plant and equipment at estimated fair value as follows:

To record estimated fair value of Inergy Propane property, plant and equipment	$614,098
Eliminate historical net book value of Inergy Propane property, plant and equipment	(472,383)

$141,715

Note 9. Reflects pro forma adjustments to record other intangible assets at estimated fair value as follows:

Allocation of purchase price to customer relationships	$363,000
Allocation of purchase price to tradenames	2,200
Allocation of purchase price to non-competes	15,349
Eliminate historical cost of Inergy Propane’s other intangible assets	(301,954)

$78,595

Note 10. Reflects pro forma adjustments to remove Inergy Propane’s historical goodwill of $336,121 and to record goodwill of $754,768 representing the excess of the net purchase price over the preliminary fair values of the net assets acquired and liabilities assumed. Such goodwill principally comprises buyer-specific synergies and assembled workforce.

Note 11. Reflects pro forma adjustments to record estimated debt issuance costs in conjunction with the issuance of $1,000,000 in aggregate principal amount of SPH Notes.

Note 12. Reflects borrowings under the 364-Day Facility.

Note 13. Reflects the issuance of $1,000,000 in aggregate principal amount of SPH Notes. The fair value of the SPH Notes to be issued to Inergy noteholders on the closing date of the Inergy Propane Acquisition will be used for the final purchase price allocation for the Inergy Propane Acquisition, which may be different than the $1,000,000 reflected in the preliminary purchase price allocation and pro forma adjustment above.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands of dollars, except per unit data)

Note 14. Reflects total pro forma adjustments to partners’ capital accounts as follows:

	Suburban Common Units	Suburban Common Unitholders / Member’s Equity
	(in thousands)
Elimination of historical Inergy Propane member’s capital		$(1,383,400)
Issuance of Suburban common units (Initial Equity Consideration)	13,893	605,856
Additional issuance of Suburban common units (Additional Equity Consideration)	308	13,425
Acquisition-related costs		(15,750)

	14,201	$(779,869)

In accordance with the Contribution Agreement, the number of Suburban common units to be issued to Inergy and Inergy Sales as Initial Equity Consideration in the aggregate is determined by dividing $600,000 by the average of the high and low sales prices of Suburban’s common units for the twenty consecutive trading days ending on the day prior to the execution of the Contribution Agreement, which was determined to be $43.1885, resulting in 13,893 common units. The number of additional units to be issued to Inergy as Additional Equity Consideration is determined by dividing the Inergy Cash Consideration by $42.50. On July 26, 2012, the Inergy Cash Consideration was estimated to be $13,083, which results in the issuance of 308 additional common units. A decrease in the Inergy Cash Consideration will result in a decrease in cash and cash equivalents and a corresponding decrease in partners’ capital.

The pro forma adjustment regarding the 14,201 Suburban common units to be issued to Inergy and Inergy Sales was determined based on the reported closing price of a Suburban common unit on the New York Stock Exchange on July 26, 2012. The fair value of the Suburban common units on the closing date of the Inergy Propane Acquisition will be used for the final purchase price allocation for the Inergy Propane Acquisition, which may be different than the amounts reflected in the preliminary purchase price allocation and pro forma adjustment above. If the fair value of Suburban’s common units on the closing date of the Inergy Propane Acquisition are 10% higher or lower than the preliminary fair value used for the preliminary valuation of the total purchase price of the Inergy Propane Acquisition, goodwill will increase (if higher) or decrease (if lower) by $61,928 in the final purchase price allocation.

Note 15. Reflects pro forma adjustments to depreciation and amortization expense as follows:

	For the Six Months Ended March 24, 2012	For the Year Ended September 24, 2011
Eliminate historical depreciation and amortization expense of Inergy Propane	$(35,528)	$(74,500)
Depreciation and amortization expense reflecting preliminary allocation of the purchase price:
Depreciation expense on property, plant and equipment (5 to 40 years)	25,551	53,389
Amortization expense of customer list intangibles (10 years)	18,150	36,300
Amortization expense of non-compete agreement intangibles (5 years)	1,535	550
Amortization expense of tradename intangibles (4 years)	275	3,070

	$9,983	$18,809

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands of dollars, except per unit data)

Note 16. Reflects pro forma adjustments to interest expense as follows:

	For the Six Months Ended March 24, 2012	For the Year Ended September 24, 2011
Interest on SPH Notes	$37,187	$74,375
Interest on borrowings under the 364-Day Facility	3,938	7,875
Amortization of debt issuance costs	2,790	5,580

	$43,915	$87,830

Borrowing under the 364-Day Facility bears interest at prevailing interest rates based upon 3-month LIBOR, which was approximately 0.5% as of July 26, 2012, plus 300 basis points. Accordingly, interest expense on borrowing of $225,000 for the full term of the 364-Day Facility would approximate $7,875 using an interest rate of 3.5%. If the 3-month LIBOR increased or decreased by 12.5 basis points from the rate as of July 26, 2012, annual interest expense would increase or decrease by $281.